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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549


                                     Schedule 13G

               Information Statement Pursuant to Rules 13d-1 and 13d-2
                      Under the Securities Exchange Act of 1934
                                 (Amendment No. __)(1)


                                   Immunogen, Inc.
-------------------------------------------------------------------------------
                                   (Name of Issuer)


                        Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      45253H101
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                                    (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this schedule is filed

          / /  Rule 13d - 1(b)

          /x/  Rule 13d - 1(c)

          / /  Rule 13d - 1(d)


                                    March 26, 1998
-------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

--------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1 of 5
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CUSIP No. 45253H101                13G                       Page  2  of 5 Pages
                                                                        ---
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1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Capital Ventures International
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  / /

                                                                      (b)  / /

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3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
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             5    SOLE VOTING POWER
NUMBER OF
SHARES                 2,347,118
BENEFICIALLY ------------------------------------------------------------------
OWNED BY     6    SHARED VOTING POWER
EACH
REPORTING               0
PERSON       ------------------------------------------------------------------
WITH         7    SOLE DISPOSITIVE POWER

                       2,347,118
             ------------------------------------------------------------------
             8    SHARED DISPOSITIVE POWER

                       0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,347,118
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         8.6%
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12   TYPE OF REPORTING PERSON*

                         CO
-------------------------------------------------------------------------------


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CUSIP No. 45253H101                13G                       Page 3 of 5 Pages
                                                                      ---
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Item 1(a).     Name of Issuer:

               Immunogen, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

               128 Sidney Street, Cambridge, MA 02139.

Item 2(a).     Name of Person Filing:

               Capital Ventures International (the "Reporting Person").

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               One Capitol Place, P.O. Box 1787GT, Grand Cayman, Cayman Islands, BWI.

Item 2(c).     Citizenship:

               Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.01 per share, of the Company ("Common Stock").

Item 2(e).     CUSIP Number:

               45253H101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  / /  Broker or dealer registered under Section 15 of the
                         Exchange Act;
               (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act;
               (c)  / /  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;
               (d)  / /  Investment company registered under Section 8 of the
                         Investment Company Act;
               (e)  / /  An investment adviser in accordance with Rule
                         13-d(b)(1)(ii)(E);
               (f)  / /  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);
               (g)  / /  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);
               (h)  / /  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;
               (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
               (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this
               box.   /X/

Item 4.        Ownership.

               (a)  Amount beneficially owned:

                    2,347,118 shares*


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CUSIP No. 45253H101                13G                        Page 4 of 5 Pages
                                                                       ---
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               (b)  Percent of Class:

                    8.6%

               (c)  Number of shares to which such person has:

                    (i)   Sole power to vote or direct the vote:

                          2,347,118

                    (ii)  Shared power to vote or direct the vote:

                          0

                    (iii) Sole power to dispose or to direct the disposition
                          of:

                          2,347,118

                    (iv) Shared power to dispose of or direct the disposition of:

                          0

*Note to Item 4(a). There is no change in beneficial ownership from that set forth in the Reporting Person's Amendment No. 4 to its Statement on Schedule 13D with respect to the Common Stock of the Company. Rather, the Reporting Person is filing this Schedule 13G to indicate its status as a "passive investor" in the Company as described in Rule 13d-1(c) under the Exchange Act.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

               Not applicable

Item 8.        Identification and Classification of Members of the Group.

               Not applicable

Item 9.        Notice of Dissolution of a Group.

               Not applicable

Item 10.       Certification.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



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CUSIP No. 45253H101                13G                       Page  5  of 5 Pages
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                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   CAPITAL VENTURES INTERNATIONAL

                                   By:  Susquehanna Advisors Group, Inc.
                                   (f/k/a Bala International, Inc. and Arbit,
                                   Inc.), pursuant to a Limited Power of
                                   Attorney, a copy of which was filed as  an
                                   exhibit to the Reporting Person's Statement
                                   on Schedule 13D with respect to the Common
                                   Stock of the Company.



                                   By:   /s/ Arthur Dantchik
                                        ---------------------------------------
                                             Arthur Dantchik, President


                                   Date:  April 8, 1998
                                        ---------------------------------------